Exhibit 99.1

NEWS	CONTACT: Murray H. Gross, President & CEO

U.S. Home Systems, Inc.
214.488.6300 mgross@ushomesystems.com

Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc.
818.379.8500 terrimac@pacbell.net

U.S. HOME SYSTEMS REPORTS IMPROVED OPERATING RESULTS FOR

FIRST QUARTER 2004

REVENUES INCREASE 32% — GUIDANCE FOR THE SECOND QUARTER 2004

DALLAS, TX., MAY 13, 2004 — U.S. Home Systems, Inc. (NasdaqSC: USHS) today reported financial results for the first quarter ended March 31, 2004. For the first quarter 2004, consolidated revenues increased 32% to $19,418,000 from $14,685,000 in the first quarter 2003. Net loss in the first quarter 2004 was $274,000, or $0.04 per share, compared with a net loss of $595,000, or $0.09 per share in the prior year period.

USHS is engaged in two lines of business, the home improvement business and the consumer finance business. In its home improvement operations, revenues increased 27% in the first quarter 2004 to $18,003,000 from $14,189,000 in the first quarter of 2003. Revenues increased in each of its product lines, including revenues generated from USHS’s programs with The Home Depot. Net loss in home improvement operations was $272,000 in the first quarter 2004 as compared with a net loss of $462,000 in the first quarter 2003. Due to seasonal sales patterns in the last six weeks of the year, new sales orders typically decline during the holiday season. As a result, we generally incur an operating loss in the first quarter of the year in our home improvement operations.

In the consumer finance business, revenues were $1,415,000 in the first quarter 2004 as compared with $496,000 in the first quarter 2003. Net loss in consumer finance operations was $2,000 in the first quarter 2004 as compared with a net loss of $133,000 in the first quarter 2003. In February 2003 USHS changed its consumer finance business model from selling portfolios of retail installment obligations (RIOs) to financing portfolios of RIOs. The Company expects this strategy will provide it with greater earnings potential in the long-term, because the finance charges earned over the life of the RIO will be greater than the one-time premium previously earned upon the sale of the RIOs. The increase in revenues, as well as the smaller net loss, in the first quarter 2004 as compared with the first quarter of 2003 reflects increased interest income from the larger portfolio of RIOs as compared with the prior year period.

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USHS REPORTS Q1 2004 RESULTS	PAGE TWO

“We are pleased with our improving operating results and the growth of our business in the first quarter”, said Murray H. Gross, Chairman, President and Chief Executive Officer of USHS. “In our home improvement business, we are continuing to grow our revenues in each of our product lines and demand for our products remains very strong. In the first quarter of 2004, new sales orders were $22,910,000, an increase of 28% from $17,845,000 in the first quarter of 2003. In our consumer finance business, we are beginning to realize the benefits that led us to change our business model in February 2003.”

Gross continued, “We recently announced an expansion of our kitchen, bath and wood deck programs with The Home Depot, and we plan to accelerate our rollout of these programs in certain markets. However, we expect to incur significant start-up expenditures related to these programs, particularly in the second quarter of 2004. As a result, we estimate our net income will be between $0.08 and $0.11 per diluted share in the second quarter of 2004.”

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) is engaged, through direct consumer marketing, in the manufacture, design, sale and installation of custom quality specialty home improvement products, marketed under nationally recognized brands such as Renewal By Andersen® and The Home Depot® “At-Home Services” and Century 21 Home Improvements. The Company’s product lines include kitchen cabinet refacing, bathroom refacing, wood decks, deck enclosures and replacement windows. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s financing subsidiary purchases retail installment obligations from remodeling contractors throughout the United States, including contracts originated by our own home improvement operations.

This press release may contain forward-looking statements that are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

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USHS REPORTS Q1 2004 RESULTS	PAGE THREE

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations

	(unaudited) Quarter Ended March 31,
(Dollars in thousands, except per share and share amounts)	2004	2003
Revenue	$19,418	$14,685
Loss before tax benefit	(451)	(978)
Net loss	$(274)	$(595)

Net loss per common share – basic and diluted	$(0.04)	$(0.09)

Weighted average shares outstanding – basic and diluted	6,527,507	6,453,371

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